Exhibit 99.1

IMMEDIATEK, INC. ANNOUNCES ENGAGEMENT OF FINANCIAL ADVISOR
TO EXPLORE AND EVALUATE STRATEGIC ALTERNATIVES

BEDFORD, Texas – February 25, 2014 – Immediatek, Inc. (“Immediatek”) (OTCPK:IMKI), which provides cloud storage, file sharing, online backup, and other web-based services through its FilesAnywhere.com website, announced today that it has retained GuideCap Partners LLC as its financial advisor, to assist it in exploring and evaluating a broad range of strategic alternatives.

“We are committed to enhancing shareholder value and sharpening our strategic and financial focus,” said Tim Rice, Chief Executive Officer.  “With over a decade in product development and service to our customers, FilesAnywhere now appeals to businesses of all sizes that put priority on security, speed of administration, usability and a highly evolved feature set for cloud-based document management.  We think this is an important time for us to fully understand the different ways to achieve our strategic and financial goals.”

No decision has been made to enter into any transaction at this time and there can be no assurances that this evaluation will result in any specific transactions. Immediatek does not intend to comment on any specific discussions or any potential transactions unless and until it enters into a definitive agreement with respect to such a transaction, the process is concluded, or it otherwise deems further disclosure to be appropriate or required.

GuideCap Partners is a middle market investment bank specializing in financings, mergers and acquisitions, and valuations for growth and technology companies.  For more information, contact Kevin Ainsworth, Partner, at 214-746-8802 or kainsworth@guidecappartners.com.

About Immediatek

Immediatek provides cloud storage, file sharing, online back-up, and other web based services through its wholly owned subsidiary, Officeware Corporation.  For more information, visit FilesAnywhere.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning and subject to the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future events and involve risks, uncertainties, and assumptions that are difficult to predict.  Accordingly, actual results may differ materially from what is expressed or implied by the forward-looking statements.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Immediatek with the Securities and Exchange Commission, including Immediatek’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year.  Except as expressly required by the federal securities laws, Immediatek disclaims any obligation or undertaking to publicly update any forward-looking statements to reflect events or changes in its expectations after the date of this press release.